Contact:
Progenics Pharmaceuticals, Inc.
Investors: Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

Media: Aline Schimmel
Scienta Communications
(312) 238-8957
aschimmel@scientapr.com

PROGENICS SUBMITS RELISTOR® SUPPLEMENTAL NDA FOR THE TREATMENT OF OPIOID-INDUCED CONSTIPATION IN PATIENTS WITH CHRONIC, NON-CANCER PAIN

Tarrytown, NY – June 28, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the submission of a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) requesting approval for the use of RELISTOR® (methylnaltrexone bromide) subcutaneous injection for the treatment of opioid-induced constipation (OIC) in patients with chronic, non-cancer pain.

RELISTOR is the first approved medication that specifically targets the underlying cause of OIC. It is currently approved and sold in the United States, European Union, Canada, Australia and other countries for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.

“This regulatory submission is an important milestone for Progenics as we work with our development and commercialization partner, Salix Pharmaceuticals, to make RELISTOR available to a broader population of patients,” said Mark R. Baker, chief executive officer of Progenics.

Important Safety Information for RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied in the advanced illness population.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.  Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, and colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company with programs in gastroenterology, oncology and virology focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics' first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics' pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies directed at toxins produced by C. difficile bacteria.

Editors Note:
For more information, please visit www.progenics.com.

(PGNX-C)

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially, including, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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